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                                                                    EXHIBIT 4.11


                         ROSH INTELLIGENT SYSTEMS, INC.

                        INCENTIVE STOCK OPTION AGREEMENT



Made as of the ____ day of __________, 199_

ROSH INTELLIGENT SYSTEMS, INC., a Delaware corporation (the "Company");

                                      AND

___________________ an employee of the Company (the "Optionee").


                                   WITNESSETH


WHEREAS the Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $0.01 per share (the "Common Stock"), as hereinafter provided, to carry out the purposes of the Company's Stock Option Plan (the "Plan"); and

WHEREAS the Optionee agrees to accept the Option (as hereinafter defined) under the terms and conditions stated herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1. GRANT OF OPTION.

        1.1 OPTION. The Company hereby grants to the Optionee, effective _________________ (the "Grant Date"), an incentive stock option (the "Option") to purchase all or any part of an aggregate of ________________shares of Common Stock (such number being subject to adjustment as provided in Paragraph 6) on the terms and conditions hereinafter set forth.

        1.2 STOCK APPRECIATION RIGHT. The Company hereby grants to the Optionee, as part and subject to the terms and conditions of the Option hereunder and with respect to 50% of the shares issuable upon exercise of the Option, the right to receive, after payment to the Company of applicable withholding taxes, the excess of the fair market value per share on the date a stock appreciation right is exercised over the Option Price per share as provided in Paragraph 2. The stock appreciation right shall be exercisable and exercised, only to the extent that the Option is exercisable and shall either become all or partially


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non-exercisable or all or partially forfeited if the exercisable portion, or any part thereof, of the Option is exercised, and vice-versa. Subject to any restrictions or conditions imposed by the Compensation Committee (the "Committee"), a stock appreciation right may be exercised by the Optionee for the number of shares as to which the right is granted hereunder only upon the surrender of a like number of shares of Common Stock. No stock appreciation right may be exercised on any portion of the Option not exercisable under Paragraph 3. Unless the context otherwise requires, the term "Option" herein includes the term "stock appreciation right."

2. PURCHASE PRICE. The purchase price of the shares of Common Stock issuable upon exercise of the Option (the "Option Price") shall be $0.10 per share, which is not less than one hundred percent (100%) of the fair market value per share of Common Stock on the Grant Date. Payment shall be made in cash, by certified check or in shares of Common Stock in the manner prescribed in Paragraph 7.

3. TERM OF OPTION. The term of the Option shall run from the Grant Date through ___________________, subject to earlier termination as provided in Paragraph 5. (This term may be modified by the Stock Option Committee, in its sole discretion, if circumstances so dictate).

        The Option is exercisable during its term as follows: ___________ shares may be purchased as of ______________ and ______________ shares may be purchased as of the end of each of the subsequent 36 months.

        Except as provided in Paragraph 5, the Option may not be exercised unless, at the time the Option is exercised and at all times from the Grant Date, the Optionee shall then be and shall have been, an employee of the Company or any subsidiary.

4. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in Paragraph 5, and the Option may be exercised, during the lifetime of the Optionee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect; provided, however, that if the Optionee shall die while in the employ of the Company or any subsidiary, his estate, personal representative, or beneficiary shall have the right to exercise the Option to the extent provided in Paragraph 5.

5. TERMINATION OF EMPLOYMENT.

        5.1 GENERAL. In any and all events of termination of employment, the Optionee may exercise the Option to the extent that it is exercisable by the Optionee at the time he ceases to be employed by the Company or any of its subsidiaries, and only to the extent that the Option is otherwise exercisable at such time, at any time after the termination of


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employment. Notwithstanding any other provision of this Agreement, the
Optionee's stock appreciation right referenced in Paragraph 1.2 must be exercised no later than thirty (30) days after termination of employment or it shall become null and void.

        5.2 DISABILITY OR RETIREMENT. If the Optionee shall cease to be employed by the Company or any subsidiary as the result of his disability, as determined by the Committee, or retirement with the consent of the Company, then the entire Option may be exercised by him at any time.

        5.3 DEATH. If the Optionee shall die while in the employ of the Company or any subsidiary, his estate, personal representative, or beneficiary shall have the right to exercise the entire option at any time after the date of his death.

        5.4 DISMISSAL WITH CAUSE. If the Optionee shall cease to be employed by the Company or any subsidiary as the result of his dismissal with cause, then the Committee may, in its sole discretion, determine that the Option, to the extent that it is not exercisable by the Optionee at the time he ceases to be employed by the Company or any subsidiary (by operation of Paragraph 5.1 above) may be exercised by him at any time. The meaning of the terms "without cause" as used in this paragraph shall be as determined by the Board of Directors in its sole discretion unless otherwise defined in an employment agreement between the Company and the Optionee then in force.

6. CHANGES IN CAPITAL STOCK. Upon any readjustment or recapitalization of the Company's capital stock whereby the character of the Common Stock is changed, appropriate adjustments shall be made so that the capital stock issuable upon exercise of the Option after such readjustment or recapitalization shall be substantially equivalent to the Common Stock issuable upon exercise of the Option. In the case of a merger, sale of assets or similar transaction which results in a replacement of the Common Stock with stock of another corporation, the Company shall exercise its best efforts to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options prior to the effectiveness of such merger, sale of assets or similar transaction, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

7. METHOD OF EXERCISING OPTION.

        7.1 Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its office at One Needham Place, 50 Cabot Street, 2nd Floor, Needham, MA 02194 (or such other address as shall be the main office of the Company at the time of exercise). Such notice shall state that the Option is being exercised thereby and the number of shares of Common Stock in respect of which it is being exercised. It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such shares of Common Stock in cash, by certified check or in shares of Common Stock.


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        If shares of Common Stock are tendered as payment of the Option Price, the value of such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Optionee. The Company shall issue, in the name of the person or persons exercising the Option, and deliver a certificate representing such shares as soon as practicable after notice and payment shall be received.

        In the event the Option shall be exercised by any person or persons other than the Optionee, pursuant to Paragraph 5, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

        The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

        7.2 Subject to the terms and conditions of this Agreement, the stock appreciation right under the Option may be exercised by written notice to the Company at its offices at One Needham Place, 50 Cabot Street, 2nd Floor, Needham, MA 02194 (or such other address as shall be the main office of the Company at the time of exercise). Such notice shall state that the stock appreciation right under the Option is being exercised thereby and the number of shares of Common Stock-in respect of which the stock appreciation right is being claimed. It shall be signed by the person or persons so exercising the Option and surrendering a like number of shares available under the Option. The Committee may, in its sole discretion, accept or reject all or part of the stock appreciation right so exercised. The Notice of exercise shall be effective only insofar as permitted by the Committee in a notice specifying that all or a specified portion of the stock appreciation right may be exercised. The portion of the stock appreciation right rejected by the Committee shall be exercisable at a later date.

        Upon the exercise of a stock appreciation right and the surrender of the exercisable portion of the Option, the Optionee shall be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the Committee. The award shall have a total value equal to the product obtained by multiplying (a) the excess of the fair market value per share on the date on which the stock appreciation right is exercised over the Option Price per share by (b) the number of shares subject to the exercisable portion of the Option surrendered. Notwithstanding the foregoing, the Committee may from time to time in its discretion, determine a maximum amount to be paid for the share value of a stock appreciation right.

        The portion of the stock appreciation right, which may be awarded in cash, shall be determined by the Committee from time to time. The number of shares awardable to an Optionee with respect to the noncash portion of a stock appreciation right shall be determined by dividing such noncash portion by the fair market value per share on the exercisable date. No fractional shares shall be issued.


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8. GENERAL. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes, if any, with respect to the issuance of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

9. REPRESENTATIONS OF OPTIONEE. The Optionee hereby represents that he and any related persons or entities, within the meaning of Section 425(d) of the Internal Revenue Code of 1986, do not own as much as ten percent (10%) of the total combined voting power of all classes of capital stock of the Company, and in accepting the Option herein granted to him, agrees to the terms of such Option as of the date hereof

10. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at One Needham Place, 50 Cabot Street, 2nd Floor, Needham, MA 02194 (or such other address as shall be the main office of the Company at the time of the notice). Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's, address last known to the Company.

11. INCORPORATION OF PLAN. Notwithstanding the terms and conditions herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

12. CONTINUANCE OF EMPLOYMENT. The granting of the Option and stock appreciation right is in consideration of the Optionee's continuing employment by the Company or any subsidiary, provided, however, nothing in this Agreement shall confer upon the Optionee the right to continue in the employ of the Company or any subsidiary or affect the right of the Company or any subsidiary to terminate the Optionee's employment at any time in the sole discretion of the Company or any subsidiary, with or without cause.

13. INTERPRETATION. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Committee shall be final and conclusive.

14. LEGAL PROCEEDINGS. In the event of the institution of any legal proceedings directed to the validity of the Plan or the Option, the Company may, in its sole discretion, and without incurring any liability therefor to the Optionee, cancel the Option.

15. ENFORCEABILITY. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and the Optionee has hereunto set his hand, all as of the date and year first above written.


ROSH INTELLIGENT SYSTEMS, INC.        OPTIONEE:

By:
   ------------------------------     -----------------------------------
         Authorized Officer


                                      Address:
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